Item 77C - DWS Portfolio Trust (the "Registrant")

Registrant incorporates by reference its Registration Statement on Form N-14, filed on October 17, 2005, (Accession No.
0001193125-05-202605).

Shareholder Meeting Results:

A Special Meeting of Shareholders of the Registrant was held on November 28, 2005. The following matter was voted upon by the shareholders of the Portfolio (the resulting votes are presented below):

1. To approve an Amended and Restated Investment Management
Agreement.

Affirmative 	Against 	Abstain
29,731,617.914	1,386,531.113	1,686,575.500

2. To approve a new Sub-Advisory Agreement.

Affirmative 	Against 	Abstain
29,564,729.935	1,489,319.758	1,750,674.830

3. To approve a new Sub-Sub-Advisory Agreement.

Affirmative 	Against 	Abstain
29,603,736.805	1,560,507.495	1,640,480.227


G:sec_reg\nsar\2005\103105\vit77m.doc